Exhibit 99.1

AMISH NATURALS, INC.

STOCKHOLDERS AGREEMENT

This Stockholders Agreement (the “Agreement”) is made and entered into as of October 27, 2006, by and among the signatories hereto (each, a “Stockholder”), as stockholders of Amish Naturals, Inc., a Delaware corporation (the “Company”), successor by merger to Amish Pasta Company, Inc. (“Amish Pasta”).

RECITALS

A.           The Stockholders are record holders and beneficial owners of an aggregate 10,416,666.66 shares of the outstanding common stock, par value $.0001 per share, of Amish Pasta (the “Amish Pasta Shares”).

B.           Certain of the Stockholders (the “Principal Stockholders”) are party to that certain Shareholders Agreement dated March 20, 2006, in respect of their holdings of shares of common stock of Amish Pasta (the “Existing Shareholders Agreement”).

C.           In connection with the exchange of their Amish Pasta Shares for an aggregate of 25,000,000 shares of common stock of FII International, Inc. (the “FII Shares”) in connection with the merger (the “Merger”) of Amish Pasta Company, Inc. with and into a subsidiary of FII International, Inc. (“FII”), the Principal Stockholders desire to terminate the Existing Shareholders Agreement and enter into this Agreement.

D.           Each Principal Stockholder agrees, as a condition to receipt of FII Shares by his designee in connection with the Merger, that such designee become a signatory to this Agreement and, therefore, a “Stockholder.”

NOW, THEREFORE, intending to be legally bound and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.           Transfer and Encumbrance.

1.1          No Sale, Etc. Other than as provided herein, no Stockholder shall (a) sell, tender, transfer, pledge, encumber, assign, hypothecate or otherwise dispose of (each, a “Disposition”) any of his FII Shares or shares of capital stock of the Company acquired by Stockholder after the execution of this Agreement (“New FII Shares”), (b) deposit any FII Shares or New FII Shares into a voting trust or enter into a voting agreement or arrangement with respect to such FII Shares or New FII Shares or grant any proxy or power of attorney with respect thereto, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, transfer, pledge, encumbrance, assignment or other disposition of any FII Shares or New FII Shares, or (d) enter into any “short sale” of FII Shares or New FII Shares.

1.2          Notice of Proposed Transfer. Notwithstanding the prohibitions of Section 1.1, a Stockholder may make a Disposition of FII Shares or New FII Shares to another Stockholder(s) as follows. The proposed transferor shall provide a notice to each other Stockholder setting forth the manner by which the proposed Disposition is to be effected and the terms thereof (including, without limitation, the proposed purchase price, if any, and terms of payment). Such notice of proposed transfer shall constitute an irrevocable first offer by the proposed transferor to the other Stockholders to purchase the FII Shares or New FII Shares on the terms and conditions provided therein. If the proposed transfer is other than in exchange for valuable consideration which can be valued in money or money’s worth, the purchase price per share shall be fair market value as determined by the volume weighted average price of all trades reported by the OTC Bulletin Board during the ten trading days immediately preceding such proposed transfer.

1.3         Exercise of Right. For thirty (30) days following the receipt of such notice of proposed transfer, each Stockholder (other than the proposed transferor) shall have the option to purchase any or all of such FII Shares or New FII Shares on a pro rata basis by giving written notice thereof to the proposed transferor within such thirty (30) day period. If any Stockholder fails to exercise his option, then each Stockholder who did exercise his option shall have the further option(s) to purchase such unpurchased FII Shares or New FII Shares, such further option(s) arising until any such FII Shares or New FII Shares which remain unpurchased have been offered to each Stockholder who has exercised such option(s). Each such further option shall be exercisable for the five (5) day period beginning on the day immediately following the termination of the previous option.

1.4          Unexercised Right. In the event that the options have not been exercised with respect to all FII Shares or New FII Shares subject to the notice of proposed transfer, the proposed transferor may not make any Disposition of such FII Shares or New FII Shares unless and until he again provides the notice set forth in Section 1.2 above.

1.5          Continued Restrictions. Any FII Shares or New FII Shares subject to such a Disposition by the proposed transferor pursuant hereto shall continue to be subject to the restrictive provisions contained in this Agreement in the hands of the transferee Stockholder(s) thereof.

1.6          Death of Stockholder. Upon the death of a Stockholder, each other Stockholder shall have the option to purchase any or all FII Shares or New FII Shares held by such Stockholder on a pro rata basis by giving written notice thereof to the estate of such stockholder within thirty (30) days. If any Stockholder fails to exercise his option, then each Stockholder who did exercise his option shall have the further option(s) to purchase such unpurchased Shares or New Shares, such further option(s) arising until any such FII Shares or New FII Shares which remain unpurchased have been offered to each Stockholder who has exercised such option(s). Each such further option shall be exercisable for the five (5) day period beginning on the day immediately following the termination of the previous option. In the event that the options have not been exercised with respect to all FII Shares or New FII Shares subject to the notice of proposed transfer, the remaining FII Shares or New FII Shares may be retained by the Stockholder’s estate and transferred from the estate only upon execution of and delivery by the proposed transferee of a supplemental agreement accepting the terms, conditions and restrictive provisions of this Agreement and such transferee shall become a “Stockholder” hereunder.

2.           Voting Agreement.

2.1        Voting. At every meeting of the stockholders of the Company, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of the Company, each Stockholder shall permit David C. Skinner, Sr. to vote all of the FII Shares and New FII Shares collectively held by the Stockholders as a single block in the manner directed by the Stockholders holding a majority of the FII Shares and New FII Shares.

2.2        Irrevocable Proxy. Each Stockholder does hereby appoint and constitute David C. Skinner Sr. with full power of substitution and resubstitution, as Stockholder’s true and lawful attorney and irrevocable proxy, to the full extent of the Stockholder’s rights with respect to the FII Shares and New FII Shares, to vote each of such FII Shares and New FII Shares as set forth in Section 2.1 above. Each Stockholder intends this proxy to be irrevocable and coupled with an interest hereafter until the voting block expires as set forth in Section 2.1.

3.            Legend. During the term of this Agreement, all certificates representing FII Shares and New FII Shares shall be stamped with a legend substantially similar to the following:

This certificate and the transfer hereof are subject to a Stockholders Agreement dated as of October 27, 2006, and it shall not be transferred upon the books of the Company unless the terms and conditions of such Stockholders Agreement have been fully complied with. A copy of such Stockholders Agreement is on file with the Secretary of the Company for the inspection and use of all of its stockholders and all parties who may desire to purchase any shares represented by this certificate.

This legend may be removed upon the termination of this Agreement in the manner set forth in Section 4 below.

4.            Termination. Unless earlier terminated by the written consent of the Stockholders holding a majority of the FII Shares and, if relevant, the New FII Shares (which consent cannot occur prior to the first anniversary of this Agreement), this Agreement shall terminate and shall have no further force or effect as of the date upon which the Company’s common stock is listed for trading on the Nasdaq Stock Market or the American Stock Exchange.

5.           Miscellaneous.

5.1          Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

5.2          Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and shall not inure to the benefit of any third party (including, without limitation, the Company or its other shareholders). Neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either party without the prior written consent of the other.

5.3          Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

5.4          Counterparts and Facsimile Signatures. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement (or any counterpart hereof) may be delivered by a party by facsimile, which facsimile shall be effectual as if the original counterpart had been delivered.

5.5          Governing Law; Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Nevada without regard to its rules of conflict of laws.

5.6         Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

IN WITNESS WHEREOF, the parties have caused this Stockholders Agreement to be duly executed on the date and year first above written.

	/s/ David C. Skinner, Sr.		/s/ Ronald Sparkman
	David C. Skinner, Sr.		Ronald Sparkman

	/s/ Shlomie Stein		/s/ Martin Silver
	Shlomie Stein		Martin Silver

	/s/ Kenneth Troyer		Merit Investments (2)
Kenneth Troyer, on behalf of The Amish
	Community Trust	By:	/s/ Shlomie Stein
Shlomie Stein

Regency Capital Management (2)
/s/ Rachelle Stein
By:	/s/ David Klugman		Rachelle Stein (2)
David Klugman

Kimberly Skinner and David C. Skinner, Sr.
	/s/ Madeline Silver		Family Trust (1)
Madeline Silver (3)
		By:	/s/ Kristine Coalson
Kristine Coalson, co-trustee
/s/ Kimberly Husted
	Kimberly (Husted) Skinner, in trust for	By:	/s/ Kim Skinner
	Lauren Stein (1)		Kim Skinner, co-trustees

	/s/ Kimberly Skinner		/s/ Jolene Skinner Haney
	Kimberly Skinner (1)		Jolene (Skinner) Haney (1)

	/s/ Darlene S. Smith		/s/ David C. Skinner, Jr.
	Darlene (Skinner) Smith (1)		David C. Skinner, Jr. (1)

	/s/ Kristine S. Coalson		/s/ Sanna V. Skinner
	Kristine (Skinner) Coalson (1)		Sanna V. Skinner (1)

	/s/ Justin Husted		/s/ Brittany Stein
	Justin Husted (1)		Brittany Stein (1)

_______________________

1

Those persons signing this Agreement on their own behalf or on behalf of an entity hereby irrevocably grant to David C. Skinner, Sr., their full proxy in respect of all voting rights regarding Section 4 of this Agreement for so long as this Agreement remains in force and effect. Such persons acknowledge that, by virtue of the manner in which the shares referenced in this Agreement were conveyed to such persons, this proxy is coupled with an interest.

2

Those persons signing this Agreement on their own behalf or on behalf of an entity hereby irrevocably grant to Shlomie Stein their full proxy in respect of all voting rights regarding Section 4 of this Agreement for so long as this Agreement remains in force and effect. Such persons acknowledge that, by virtue of the manner in which the shares referenced in this Agreement were conveyed to such persons, this proxy is coupled with an interest.

3

The person signing this Agreement on her own behalf hereby irrevocably grants to Martin Silver her full proxy in respect of all voting rights regarding Section 4 of this Agreement for so long as this Agreement remains in force and effect. Such person acknowledges that, by virtue of the manner in which the shares referenced in this Agreement were conveyed to such person, this proxy is coupled with an interest.

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